Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact: Flow Investor Relations Geoffrey Buscher 253-813-3286 investors@flowcorp.com	Flow Media Relations Lisa Brandli 425-653-1237 lbrandli@flowcorp.com
FLOW INTERNATIONAL CORPORATION AMENDS OMAX MERGER TERMS, SETTLES PATENT LITIGATION,
ANNOUNCES FISCAL 2009 THIRD QUARTER RESULTS
Will hold investor call on Thursday, March 12 at 5:00 p.m. Eastern Time
Kent, WA — March 12, 2009 — Flow International Corporation (NASDAQ: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, announced today that Flow and OMAX Corporation have amended the terms of their proposed merger. The amendment converts Flow’s obligation to close the transaction by March 31, 2009 into an option to close by August 15, 2009. The patent litigation pending between Flow and OMAX is being dismissed now. The parties have also agreed there will be no merger-related litigation if the merger is not completed. Flow is working with its advisors to investigate financing options if Flow elects to proceed with the merger.
Flow also reported results for its fiscal 2009 third quarter ended January 31, 2009, which includes a non-recurring charge of $29 million due to settlement of the patent litigation. For the quarter, Flow reported consolidated revenues of $48.7 million, a decrease of 25% from the prior year quarter. The Company reported a loss from continuing operations of $20.7 million, or $0.55 per share, compared to the prior year quarter income from continuing operations of $6.2 million or, $0.17 per share.
This loss from continuing operations for the quarter included the $29.0 million patent litigation charge, a goodwill impairment charge of $2.8 million, and $500,000 of previously announced charges related to cost reduction initiatives. Excluding these charges, and the related tax effects, the pro forma loss from continuing operations was $164,000.
“As we anticipated, our Advanced Segment is picking up strong momentum. Not only did our backlog in this segment begin translating into revenues, the backlog itself actually grew 15% during the quarter,” said Charley Brown, President and CEO of Flow. “Also as expected, sales from our Standard Segment dropped significantly as the global economic crisis became more pervasive. Year-to-date we have reduced annual operating expenses by $6 million and we are already moving forward on another wave of reductions that will yield savings in excess of $5 million annually, effective in the next month. We remain confident that we will exit the recession as a stronger company.
“Regarding the OMAX merger, we remain determined to explore all prudent means to complete this transaction because it offers tremendous strategic benefits. Nevertheless, with weakness in our markets we need to proceed cautiously and not burden our company with a capital structure that could jeopardize the health of the organization. The revised merger terms give us the choice to complete the transaction or not, and the time to consider a wide range of alternative sources of financing. Plus, we will now avoid resumed patent litigation and potential merger-related litigation if we elect to not proceed with the merger.
Summary of Terms:

•	Flow will pay OMAX $10 million now and will add $6 million to the $9 million already held in escrow in connection with the execution of the merger agreement. If Flow elects to complete the merger, all $15 million held in escrow and the $10 million paid now will be applied to the purchase price.

•	If Flow elects not to complete the merger, the $15 million held in escrow will be released to OMAX as part of the settlement of the patent litigation. In addition, Flow will deliver to OMAX $10 million in two, four year subordinated promissory notes bearing interest payable at maturity at 2%, for the litigation settlement and for the release of any claims under the merger agreement.

•	In either case, $29 million of the $35 million total is allocated to the settlement of the patent litigation with OMAX.
Operations Review
For the fiscal 2009 third quarter, compared to the prior-year quarter:
•	Standard Segment sales, which include sales of systems that do not require significant custom configuration, as well as parts and services for those installed systems, decreased 28% to $41.3 million. Operating income from the Standard segment totaled $2.7 million compared to $14.6 million in the prior year third quarter.

•	Advanced Segment sales, which include sales of complex aerospace and automation systems requiring specific custom configuration and advanced features, as well as parts and services for those installed systems, were $7.4 million compared to $7.7 million in the prior year third quarter. Operating income from the Advanced segment for the quarter was $628,000 compared to an operating loss of $1.6 million in the prior year. The Advanced Segment backlog increased from the end of Q2 by 15% to $35.5 million.

•	Operating expenses were $51.0 million compared with $19.0 million in the prior year third quarter. Operating expenses include several non-recurring charges: a $29.0 million settlement charge related to the patent litigation with OMAX, a $2.8 million goodwill impairment charge and severance charges of $500,000 related to downsizing the Company’s global workforce.

•	The Company exited its automated equipment consulting business (“CIS”) during the quarter as anticipated and recorded a charge to discontinued operations of $686,000.
Conference Call
Flow plans to hold a conference call to discuss this announcement this afternoon: Thursday, March 12 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The conference call may be heard by dialing 1-303-262-2191. A 48-hour replay will be available following the call by 1-303-590-3000; the replay passcode is 11128054. A live audio Webcast of the conference call may be found in the investor section at www.flowcorp.com. A Webcast replay of the call will also be available for two weeks.
About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology for cutting and cleaning. Flow provides state-of-the-art ultrahigh-pressure (UHP) technology to numerous industries including automotive, aerospace, job shop, surface preparation, food and dozens more. For more information, visit www.flowcorp.com.
This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2008 Flow International Corporation Form 10-K Report, filed with the Securities and Exchange Commission. Forward- looking statements in this press release include, without limitation, statements regarding future opportunities for Flow and OMAX, and the closing of the OMAX transaction. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

Flow International Corporation
Consolidated Statements of Operations
(Unaudited)
US Dollars in thousands, except per share data

	Three months ended January 31,			Nine months ended January 31,
	2009	2008	% Change	2009	2008	% Change
Sales	$48,711	$65,369	-25%	$166,353	$180,986	-8%

Cost of sales	29,565	37,487	-21%	95,436	105,758	-10%

Gross margin	19,146	27,882	-31%	70,917	75,228	-6%

Operating expenses:
Sales and marketing	9,996	10,520	-5%	31,996	31,818	1%
Research and engineering	2,281	2,163	5%	6,809	6,589	3%
General and administrative	6,418	6,346	1%	22,586	25,991	-13%
Provision for Patent Litigation	29,000	—	NM	29,000	—	NM
Goodwill Impairment	2,764	—	NM	2,764	—	NM
Restructuring and Other Operating Charges	514	—	NM	2,394	—	NM

Operating expenses	50,973	19,029	NM	95,549	64,398	48%

Operating income (loss)	(31,827)	8,853	NM	(24,632)	10,830	NM

Interest Income (Expense), net	(348)	37	NM	(337)	301	NM
Other Income (Expense), net	392	(422)	NM	(56)	(756)	-93%

Income (Loss) before taxes	(31,783)	8,468	NM	(25,025)	10,375	NM
Income tax (provision) benefit	11,106	(2,234)	NM	6,277	(1,774)	NM

Income (Loss) from continuing operations	(20,677)	6,234	NM	(18,748)	8,601	NM

Discontinued operations, net of tax	(686)	55	NM	(597)	418	NM

Net income (loss)	$(21,363)	$6,289	NM	$(19,345)	$9,019	NM

Per share amounts:
Basic and diluted income (loss) from continuing operations	$(0.55)	$0.17	NM	$(0.50)	$0.23	NM
Basic and diluted net income (loss)	$(0.57)	$0.17	NM	$(0.51)	$0.24	NM

Weighted average shares outstanding (000):
Basic	37,639	37,471		37,609	37,366
Diluted	37,639	37,652		37,609	37,572

NM = not meaningful

Flow International Corporation
Supplemental Data
(Unaudited)
US Dollars in thousands

	Three months ended January 31,			Nine months ended January 31,
	2009	2008	% Change	2009	2008	% Change
Sales breakdown:
Systems	$33,739	$48,209	-30%	$115,997	$130,641	-11%
Consumable parts	14,972	17,160	-13%	50,356	50,345	0%

Total	$48,711	$65,369	-25%	$166,353	$180,986	-8%

Segment revenue breakdown:
Standard	$41,269	$57,675	-28%	$149,898	$158,907	-6%
Advanced	7,442	7,694	-3%	16,455	22,079	-25%

	$48,711	$65,369	-25%	$166,353	$180,986	-8%

Segment operating income (loss) breakdown:
Standard	$2,660	$14,574	-82%	$22,327	$32,833	-32%
Advanced	628	(1,558)	NM	(3,417)	(5,874)	-42%
All Other*	(34,896)	(2,751)	NM	(42,807)	(14,119)	NM
Intersegment Eliminations	(219)	(1,412)	-84%	(735)	(2,010)	-63%

	$(31,827)	$8,853	NM	$(24,632)	$10,830	NM

*	Includes corporate overhead expenses as well as general and administrative expenses of inactive subsidiaries that do not constitute segments.

Depreciation and amortization expense	$1,113	$856	30%	$3,210	$2,636	22%

Capital spending	$1,722	$2,041	-16%	$6,251	$4,345	44%
Flow International Corporation
Selected Balance Sheet Data
US Dollars in thousands

	January 31,	April 30,
	2009	2008	% Change

Cash	$13,107	$29,099	-55%
Receivables, net	33,202	33,632	-1%
Inventories	25,037	29,339	-15%
Total debt	5,444	4,428	23%

Flow International Corporation
Reconciliation of GAAP to Proforma
(Unaudited)
US Dollars in thousands, except per share data

	Three months ended January 31,		Nine months ended January 31,
	2009	2008	2009	2008
GAAP Income (Loss) from Continuing Operations	$(20,677)	$6,234	$(18,748)	$8,601

Adjustments:

Restructuring Charges
Restructuring and Other Operating Charges	514	—	2,394	—
Goodwill Impairment	2,764	—	2,764	—
Provision for Patent Litigation	29,000	—	29,000	—
Inventory Write-Off	—	—	108	—
Premium from Warrant Repurchase	—	—	—	629
Change in German Tax Law	—	—	—	389
Amendment of Former CEO Contract	—	—	—	2,891
Reversal of German Valuation Allowance	—	—	—	(1,160)
Tax effect of discrete items	(11,765)	—	(11,765)	614

Proforma Income (Loss) from Continuing Operations	$(164)	$6,234	$3,753	$11,964

GAAP Net Income (Loss)	$(21,363)	$6,289	$(19,345)	$9,019

Adjustments:

Restructuring Charges
Restructuring and Other Operating Charges	514	—	2,394	—
Goodwill Impairment	2,764	—	2,764	—
Provision for Patent Litigation	29,000	—	29,000	—
Inventory Write-Off	—	—	108	—
Premium from Warrant Repurchase	—	—	—	629
Change in German Tax Law	—	—	—	389
Amendment of Former CEO Contract	—	—	—	2,891
Reversal of German Valuation Allowance	—	—	—	(1,160)
Tax effect of discrete items	(11,765)	—	(11,765)	614

Proforma Net Income (Loss)	$(851)	$6,289	$3,156	$12,381

Per Share Amounts
GAAP Basic and Diluted Income (Loss) Per Share
Income (Loss) from Continuing Operations	$(0.55)	$0.17	$(0.50)	$0.23
Net Income (Loss)	$(0.57)	$0.17	$(0.51)	$0.24

Proforma Basic and Diluted Income per Share
Income from Continuing Operations	$(0.00)	$0.17	$0.10	$0.32
Net Income	$(0.02)	$0.17	$0.08	$0.33